Exhibit 99.1

Contact:    Media Contact:
            Erica Keane
            Hill & Knowlton
            (212) 885-0332
            Erica.keane@hillandknowlton.com

            Investor Relations Contact:
            Roxanne Butler
            (877) 834-0606
            Investor.Relations@iflyata.com


Immediate Release

  Gilbert F. Viets Appointed Chief Restructuring Officer of ATA Holdings Corp.

INDIANAPOLIS, October 25, 2004 -- ATA Holdings Corp. (NASDAQ: ATAH) Chairman, President and CEO, George Mikelsons, today announced that Gilbert F. Viets has been appointed Executive Vice President and Chief Restructuring Officer of the Company effective October 19, 2004. Viets will report to Mikelsons. Viets previously served as the Company's Executive Vice President and Chief Financial Officer from June 25, 2004 to October 18, 2004. As the Company announced in a separate press release, David M. Wing has returned to the Company as its Executive Vice President and Chief Financial Officer.

"We were very fortunate Gil was able to assume the role of CFO of the Company during Dave Wing's absence," said Mikelsons. "Gil provided great leadership in our efforts to restructure our debt obligations and is now formally tasked with continuing those restructuring efforts. I can think of no one better than Gil to perform this important function for the Company."

Viets, a Company board member, served as the Company's Audit Committee Chairman from May 2003 to June 2004. He was also a clinical professor in the Systems and Accounting Program of the Kelley School of Business at Indiana University, Bloomington, Indiana. Viets, a Certified Public Accountant, was with Arthur Andersen LLP for 35 years before retiring in 2000. He graduated from Washburn University of Topeka, Kansas. He has been active in numerous civic organizations and presently serves on the finance committees of St. Vincent Hospital and Healthcare Center, Inc., and St. Vincent Health, both located in Indianapolis, Indiana.

For   more   information   about   the   Company,   visit   the   web   site  at
http://www.ata.com.

About ATA Airlines
Now in its 31st year of operation, ATA (Nasdaq: ATAH) is the nation's 10th largest passenger carrier (based on revenue passenger miles) and one of the nation's largest low-fare carriers. ATA has one of the youngest, most fuel-efficient fleets among the major carriers, featuring the new Boeing 737-800 and 757-300 aircraft. The airline operates significant scheduled service from Chicago-Midway, Hawaii, Indianapolis, New York and San Francisco to over 40 business and vacation destinations. Stock of parent company, ATA Holdings Corp., is traded on the Nasdaq Stock Exchange. For more information, visit the web site http://www.ata.com.

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